UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): March 14, 2008

Furniture Brands International, Inc.

(Exact name of Registrant as specified in charter)

Delaware	001-00091	43-0337683
(State of Incorporation)	(Commission	(IRS Employer
	File Number)	Identification Number)

101 South Hanley Road, St. Louis, Missouri 63105

(Address of principal executive offices) (zip code)

(314) 863-1100

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 14, 2008, the Compensation Committee of the Company’s Board of Directors took the following actions:

Lump Sum Payments

Adopted amendments to the Company’s Supplemental Executive Retirement Plan and the Company’s Retirement Plan for Non-Employee Directors providing that, in the event of a “change in control,” for the immediate vesting of accrued benefits and lump sum payments to the participants in such plans in amounts equal to the actuarial present value of each individual’s accrued benefits. For this purpose, a “change in control” means (1) an acquisition by an individual or entity of 35% of the outstanding common stock or voting power of the Company, (2) a contested change in a majority of the non-employee directors of the Company, (3) a merger, sale, acquisition, or other such transaction where the shareholders of the Company immediately prior to such transaction do not own 60% of the outstanding common stock of the Company immediately following such transaction, or (4) shareholder approval of a complete dissolution of the Company (excluding bankruptcy). In the absence of a change in control, the Supplemental Executive Retirement Plan provides for vesting at age 65. In the absence of a change in control, the Retirement Plan for Non-Employee Directors provides qualifying directors will receive in retirement for life 100% of the monthly fee for directors in effect at the time of the termination of service.

Equity Awards

Issued restricted stock and stock option awards (at an exercise price of $11.44) under the Company’s 1999 Long-Term Incentive Plan to certain Company executives, including the following Named Executive Officers, in the amounts specified next to each such person’s name, such awards vesting with respect to 50%, 75% and 100% of the number of such award, if the Company achieves 80%, 90% or 100%, respectively, of a 2009 net earnings target:

Name	Restricted Stock	Stock Options
Ralph Scozzafava	50,000	100,000
Richard R. Isaak	7,500	15,000

These awards supplemented earlier customary annual and long term incentive awards and salary adjustments in 2008, including awards under the Company’s 2008-2010 Long Term Incentive Plan, which provides for payout opportunities from zero to 200% based on achievement of free cash flow for the period 2008-2010, Return on Invested Capital by 2010 and target percentage of U.S. home furnishing market share by 2010, with full period target opportunities of 50% to 100% of base salary for these Named Executive Officers. Upon a change in control, the Company’s Long Term Incentive Plans will terminate and participants will receive a pro rata benefit based on the Company’s financial performance under such Plan through the date of termination.

Chipperfield Restricted Stock Vesting

In connection with the retirement of Lynn Chipperfield, the Company’s former Senior Vice President and General Counsel, fully accelerated the vesting of all 9,891 restricted stock units held by Mr. Chipperfield, which units were issued pursuant to the Company’s 1999 Long-Term Incentive Plan and would otherwise have vested equally in 2009, 2013 and 2016.

Rolls Compensation Package

In connection with the appointment of Steven G. Rolls, as Senior Vice President and Chief Financial Officer, approved a compensation package for Mr. Rolls, including the following principal terms:

1.	Annual Salary: $475,000

2.

Annual Incentive: Mr. Rolls is eligible to participate in the Company’s 2008 Short-Term Incentive Plan, with a full year annual target of 60% of his base salary, for a full year target of $285,000, including a guaranteed 2008 Short-Term Incentive payout at Target of $285,000.

3.	Long-Term Incentives: In 2008, Mr. Rolls will be a participant in the Company’s two long-term plans, each with a full-period target of 130% of his base salary, or $618,000.

4.

The special 2007-2008 plan covers the 2007-2008 performance period. Performance is based on the Company’s attainment of free cash flow versus a target established by the Committee for the 2007-2008 performance period. For the remaining performance period in 2008, his target is guaranteed at $618,000. The 2008-2010 plan covers the 2008-2010 performance period, pro rated for full months served. His payout can range from zero to 200% of the pro rated target. For each long term plan, 50% of the payout will be delivered as cash and 50% as common stock. The 2008-10 plan performance is based on the Company’s attainment of free cash flow for the period 2008-2010, Return on Invested Capital by 2010 and target percentage of U.S. home furnishing market share by 2010 versus targets established by the Committee for the 2008-10 performance period.

5.

Restricted Stock/Stock Options: upon the commencement of his employment with the Company, Mr. Rolls was granted (i) 10,000 shares of restricted stock, vesting in three equal installments on the second, third and fourth anniversary dates of his date of hire 12,000 shares of restricted stock and a stock option in the amount of 24,000 shares of stock at an exercise price of $12.90, each of which will vest upon the achievement by the Company of a 2009 net earnings target, and (iv) 15,000 shares of restricted stock, vesting in three equal installments on April 16 in 2009, 2010 and 2011.

6.

Change In Control: The Company agreed to enter into a Change In Control Agreement with Mr. Rolls on the Company’s standard form of Change In Control Agreement, with a severance multiple of 1.5. Mr. Rolls is also covered by the Company’s Executive Severance Plan.

7.

Miscellaneous. Mr. Rolls is eligible for customary employee benefits and the Company’s Executive Deferred Compensation Plan, as well as a lump sum of $15,000 to cover personal commuting costs prior to family relocation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Furniture Brands International, Inc.

By:	/s/ Richard R. Isaak
Name: Richard R. Isaak
Title: Controller and Chief Accounting Officer

Dated: April 25, 2008